Contact:
Lippert/Heilshorn & Associates Keith Lippert/Carolyn Capaccio (212) 838-3777

JUNIPER CONTENT CORPORATION NAMES
HERBERT J. ROBERTS CHIEF FINANCIAL OFFICER

Seasoned Financial and Entertainment Specialist Joins Executive Team

NEW YORK—September 19, 2007—Juniper Content Corporation (OTCBB: JNPC; "Juniper") today announced that it has appointed Herbert J. Roberts, 53, senior vice president, chief financial officer and secretary, effective September 14.

Mr. Roberts brings to Juniper 30 years’ experience in private and public company accounting, finance, capital raising, and acquisition evaluation and integration.  He has significant expertise in the cable, media and entertainment industries, having spent the greater part of his career in senior finance and consulting positions with companies such as Helicon Corporation, a private cable, internet and telecommunications services provider, operator, and CBS, Inc.  Mr. Roberts assumes the post from Robert B. Becker who, as the company’s interim chief financial officer, played an instrumental role in the Firestone Communications merger.  Mr. Becker will continue to advise the company in a consulting capacity.

 “As Juniper is in the early stages of capturing its growth opportunity, the presence of a financial executive of Herb’s caliber will help us build a strong foundation for our future growth as we identify other branded content companies and integrate them into our operations,” stated Stuart B. Rekant, Juniper's Chairman and CEO. “Herb’s skill set, which combines public company fiscal oversight with a specialty in growing and financing a variety of branded media and entertainment companies, offers us a tremendous addition to our senior executive team.”

Mr. Roberts joins Juniper Content Corp. after serving as an operations and financial consultant to companies in the electronics and media industries, including Nival Interactive, an international video game developer.  From December 2006 to March 2007, Mr. Roberts was senior vice president, chief financial officer and treasurer of Castle Brands Inc. (AMEX: ROX), a marketer of premium branded spirits.  Prior to this, he was co-founder and chief financial officer of Videonet3.com, a provider of engineering and financial advisory services to the cable industry.  Mr. Roberts served for nine years as senior vice president, chief financial officer and treasurer of Helicon, a cable television, Internet and telecommunications provider. Prior to this, he was a vice president of Merchant Banking at Prudential Bache Capital Funding.  From 1981 to 1988 he served in various positions with CBS, Inc., including assistant controller of the CBS Television Network.  Mr. Roberts began his career in public accounting with Touche Ross & Co. and Arthur Young & Co.  He received a B.A. from Queens College and an M.B.A. from New York University.

About Juniper Content Corporation

Juniper Content Corporation is a media and entertainment company focused on branded content services in high growth markets across multiple distribution channels.  On January 19, 2007, it merged with Firestone Communications, owner and operator of ¡Sorpresa!, the nation's first Hispanic children's television network and digital community. ¡Sorpresa! is offered on Cablevision, Charter, Comcast, Cox, Time Warner, Verizon and The National Cable TV Cooperative. ¡Sorpresa! is also available through third party mobile and broadband platforms, including: Verizon’s FiOS and Brightcove; on VOD basis through Akimbo, AOL TV, MSN, and AT&T Homezone; and on a mobile basis through MobiTV, that provides Spanish language video services to Sprint and AT&T Wireless; and sorpresatv.com.  In addition, Firestone provides satellite uplink services for television network distribution, and production facilities and services for video program production.

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